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                                                                    Exhibit 99.4


                        Offer for any and all Outstanding
              10 1/8 % Senior Subordinated Notes Due 2007, Series A
                                 In Exchange for
              10 1/8 % Senior Subordinated Notes Due 2007, Series B
                    of Safety Components International, Inc.

                                                                __________, 1997

TO OUR CLIENTS:

         Enclosed for your consideration is the Prospectus dated _______, 1997 (as the same may be amended from time to time, the "Prospectus") and a related Letter of Transmittal (the "Letter of Transmittal," together with the Prospectus, the "Exchange Offer") relating to the offer by Safety Components International, Inc. (the "Company") to exchange any and all outstanding 10 1/8% Senior Subordinated Notes Due 2007, Series A of the Company for a like aggregate principal amount of 10 1/8% Senior Subordinated Notes Due 2007, Series B of the Company.

         Please Note that the Exchange Offer will expire at 5:00 p.m., New York City time, on _______________, 1997, unless extended.

         The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

         WE ARE THE REGISTERED HOLDER OF THE OLD NOTES HELD BY US FOR YOUR ACCOUNT. A TENDER OF ANY SUCH OLD NOTES CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER OLD NOTES HELD BY US FOR YOUR ACCOUNT.

         Accordingly, we request instructions as to whether you wish us to tender any or all of the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.


         Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")) of the Exchange Notes in violation of the Securities Act, (iii) it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Company, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes, and (v) if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



                                          Very truly yours,